NEWS RELEASE                                                                                           RUBICON
                                                                                                    MINERALS CORPORATION

TORONTO STOCK EXCHANGE  SYMBOL: RMX                        OTCBB SYMBOL: RUBIF                PR03-30 OCTOBER 7,
2003

RUBICON MINERALS ACQUIRES MAJORITY INTEREST IN NEVADA EXPLORATION COMPANY

David W. Adamson, President and CEO of Rubicon Minerals Corporation (RMX.TSX) is pleased to announce that the Company has acquired a 50.1% interest in a private Nevada Company managed by a Nevada-based team of industry professionals with over 50 years combined successful mineral exploration experience in Nevada and the western USA.

The Nevada company controls several drill ready precious metal projects in Nevada and has recently acquired a land position in an underexplored belt in Nevada which was targeted based on its similarities with well known producing gold-bearing trends. Preliminary field programs have documented classic Carlin type mineralization and alteration. Additional work in the area is ongoing.

Rubicon acquired its 50.1% interest in the private company in exchange for providing C$300,000 in funding.  David Adamson stated, “Rubicon’s investment in the Nevada company gives Rubicon and its shareholders exposure to the world’s third largest gold producing district with 7.7 million ounces produced in 2002.   We are looking forward to working with the Nevada team.”

Rubicon has over $10 million in working capital and controls a major land position in the prolific Red Lake gold camp in Ontario including its flagship 100% controlled McFinley gold project.  In addition, the Company has significant exploration projects in Newfoundland, including the Golden Promise gold project, recently optioned to Placer Dome where a 16 month, $1.5 million exploration program will commence shortly.  The company also realizes cash flow from its royalty division estimated to be approximately $670,000 in cash plus share value in its first year.

RUBICON MINERALS CORPORATION
David W. Adamson

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President & CEO

For more information, contact Bill Cavalluzzo, VP Investor Relations  Toll free: 1.866.365.4706  E-mail: bcavalluzzo@rubiconminerals.com
Rubicon Minerals Corporation Suite 888–1100 Melville Street, Vancouver BC  CANADA  V6E 4A6
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The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.                                            Page 1 of 1
The statements contained in this release that are not historical facts are forward-looking statements, which involve risks and uncertainties that could cause actual
results to differ materially from  targeted results.    Mineral resources which are not mineral reserves do not have demonstrated economic viability.  The Company relies upon litigation protection for forward looking statements